#14-21	News Release CONTACT: Greg Powell Vice President Investor Relations B/E Aerospace, Inc. (561) 791-5000

B/E AEROSPACE ANNOUNCES FILING OF REGISTRATION STATEMENT FOR SPIN-OFF OF ITS CONSUMABLES MANAGEMENT BUSINESS SEGMENT

WELLINGTON, FL, August 29, 2014 - B/E Aerospace, Inc. (“B/E” or the “Company”) (NASDAQ:BEAV) announced today a further step in its previously announced separation of its Consumables Management Segment, consisting of the Company’s aerospace distribution and energy services businesses, through a distribution, or spin-off, to the Company’s shareholders.  The Company’s subsidiary KLX Inc. (“KLX”), to which the separated businesses will be transferred prior to the distribution, filed today a registration statement on Form 10 with the Securities and Exchange Commission.  The spin-off would take the form of a pro rata distribution of all shares of common stock of KLX to B/E shareholders.  The Company expects the receipt of shares of KLX common stock by B/E shareholders to be tax-free for U.S. federal income tax purposes, except for cash received in lieu of fractional shares.  The spin-off is subject to the approval of the Board of Directors of B/E and the satisfaction of certain other conditions.  B/E may, at any time until the spin-off, decide to abandon the spin-off or modify or change the terms of the spin-off.  Holders of B/E common stock as of the record date for the spin-off will not be required to make any payment, surrender or exchange any shares of B/E common stock or take any other action to participate in the spin-off.  Additional information concerning KLX and the proposed spin-off is contained in the registration statement on Form 10.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  The Company also provides cabin interior reconfiguration, program management and certification services.  The Company provides aerospace fasteners, consumables and logistics services as well as oilfield services and associated rental equipment.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.